Exhibit 99.1

Senomyx Announces Second Quarter 2017 Financial Results

SAN DIEGO, CA – July 27, 2017 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients and natural high intensity sweeteners for the food, beverage, and ingredient supply industries, today reported financial results for the second quarter ended June 30, 2017.

“Senomyx had a good first half of 2017, highlighted by significant direct sales growth and continued progress advancing siratose, our natural high intensity sweetener,” stated John Poyhonen, President and Chief Executive Officer of the Company. “In the second quarter, we exceeded our financial guidance and ended the quarter well-positioned to meet our key annual commercial revenue, business development and R&D goals.”

During the second quarter, following a thorough evaluation process, the Company engaged an advisor to pursue strategic options related to certain flavor ingredient assets. “The Board of Directors routinely considers a broad range of strategic alternatives and opportunities with the goal of maximizing stockholder value,” stated Kent Snyder, Chairman of the Board of Directors of Senomyx. “We believe that engaging an advisor along with our other strategic initiatives puts Senomyx in the best position to maximize value for all stockholders.”

“Securing non-dilutive funding to support the development of siratose, future natural product discoveries and the growth of our direct sales is a priority for the Company. We believe the steps taken by the Board combined with new collaboration funding and direct sales revenue growth will be critical factors in supporting our funding needs,” Poyhonen added.

Operational Results:

In March, the Company introduced its new natural high intensity sweetener under the common or usual name of siratose and made important disclosures related to the plant source, the expected manufacturing process and anticipated development timeline for siratose. The siratose disclosures have facilitated the Company’s pursuit of new collaborative relationships for its natural sweet taste program that maximize the commercial potential and provide its collaborators with access to siratose and future natural product discoveries. “We continue to increase both our pipeline of collaboration candidates and, importantly, the number of term sheet proposals under discussion. We remain confident in our ability to begin adding collaborators to our syndicate during 2017,” stated Poyhonen.

“Direct sales of Senomyx’s Complimyx® flavor ingredient offerings grew during the first half of 2017 with revenues increasing by over 114% compared to the same period of the prior year,” stated Sharon Wicker, Senior Vice President and Chief Commercial Development Officer. “We continue to earn new business with world-class flavor house customers and their forecasts for future use of our flavor ingredients are promising. During the second quarter, we achieved the second highest direct sales revenues since inception of the program, after achieving record levels in the first quarter. In addition, our win count increased to 19 wins across 14 different customers. We remain enthusiastic about the growth prospects for our direct sales efforts going forward.”

Financial Results:

Commercial revenues increased 24% to $2.8 million in the second quarter ended June 30, 2017. For the six months ended June 30, 2017, commercial revenues increased 25% to $5.5 million. These improvements primarily resulted from higher direct sales of flavor ingredients to flavor houses and higher royalties from sweet taste boosting ingredients.

Development revenues decreased to $2.0 million in the second quarter and decreased to $3.9 million in the six months ended June 30, 2017, primarily due to the July 2016 contractual conclusion of the research and development funding period under the sweet taste program collaboration with Firmenich.

Research, development and patent expenses decreased $1.3 million to $4.2 million in the second quarter and decreased $2.3 million to $8.7 million in the six months ended June 30, 2017, primarily due to lower personnel-related expenses. Selling, general and administrative expenses increased $0.2 million to $3.2 million in the second quarter and increased $0.3 million to $6.2 million in the six months ended June 30, 2017. Non-cash, stock-based compensation expenses totaled $0.9 million and $1.7 million for the three and six months ended June 30, 2017.

The net loss for the second quarter 2017 was $2.8 million or $0.06 per share. For the six months ended June 30, 2017, the net loss was $6.3 million or $0.13 per share.

Financial Outlook:

Senomyx ended the second quarter 2017 with no debt and $11.2 million in cash, an increase of $1.1 million during the second quarter. In addition, the Company is scheduled to receive $14.0 million in committed development funding in the future.

For the third quarter of 2017, the Company expects:

●	Revenues to be at least $4.7 million, of which at least $2.9 million are commercial revenues; and
●	Net loss not to exceed $3.2 million or $0.07 per share

Conference Call:

Senomyx will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) Thursday, July 27, 2017 to discuss these financial results and provide an update on the Company. To participate in the live conference call, U.S. residents should dial (844) 825-0514, and international callers should dial (315) 625-6892, at least 10 minutes prior to the call start time. The conference ID for this call is 45202383.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

About Senomyx, Inc. (www.senomyx.com)

Senomyx discovers novel flavor ingredients and natural high intensity sweeteners that allow food and beverage companies to create better-for-you products. Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages. In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, which are currently marketing products that contain Senomyx's flavor ingredients. For more information, please visit www.senomyx.com.

Forward-Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, regarding our projected financial results and anticipated financial condition in 2017, statements regarding new collaboration agreements and the anticipated funding we may receive, whether the research under our natural sweet taste research program will be successful and lead to the commercialization of any new flavor ingredients or natural high intensity sweeteners and the anticipated timing and scope of commercial launch of products containing our flavor ingredients, whether by our collaborators or through our direct sales program. Risks that contribute to the uncertain nature of the forward-looking statements include: large companies such as PepsiCo and Firmenich are typically conservative when implementing changes to their branded products, and may not begin or expand their use of our flavor ingredients when expected or at all; we are substantially dependent on our current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients we may discover; we are dependent on our current and any future product discovery and development collaborators for our research and development funding; we may not successfully grow our direct sales program; commercial launches of new or reformulated food, beverage and ingredient products incorporating our flavor ingredients may not occur when expected or at all; the commercial utility for a novel flavor ingredient that we develop may ultimately be more limited than we expected; the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market entry and acceptance; development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria; no assurance can be given that we will be successful in developing and bringing to market novel natural high intensity sweeteners; and we may face challenges and delays in developing manufacturing pathways to supply novel natural high intensity sweeteners at a competitive cost and in obtaining requisite regulatory approval. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow) Contact:
Dave Humphrey
Vice President, Finance
Senomyx, Inc.
858-646-8305
dave.humphrey@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Commercial revenues	$2,849	$2,305	$5,469	$4,377
Development revenues	2,021	4,262	3,867	8,440
Total revenues	4,870	6,567	9,336	12,817

Operating expenses:
Cost of commercial revenues	306	296	727	516
Research, development and patents (including $354, $495, $651 and $997, respectively, of non-cash stock-based compensation)	4,232	5,487	8,659	10,919
Selling, general and administrative (including $543, $653, $1,040 and $1,301, respectively, of non-cash stock-based compensation)	3,173	2,938	6,239	5,974
Total operating expenses	7,711	8,721	15,625	17,409

Loss from operations	(2,841)	(2,154)	(6,289)	(4,592)

Other income	13	18	25	37

Net loss	$(2,828)	$(2,136)	$(6,264)	$(4,555)

Basic and diluted net loss per share	$(0.06)	$(0.05)	$(0.13)	$(0.10)

Weighted average shares used in computing basic and diluted net loss per share	47,514	44,761	46,683	44,679

Condensed Balance Sheets

(in thousands)

	June 30, 2017	December 31, 2016
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$11,225	$12,363
Other current assets	5,465	8,670
Property and equipment, net	2,771	2,731
Total assets	$19,461	$23,764

Accounts payable, accrued expenses and other current liabilities	$4,243	$5,504
Deferred rent	1,603	1,886
Leasehold incentive obligation	1,462	1,572
Stockholders’ equity	12,153	14,802
Total liabilities and stockholders’ equity	$19,461	$23,764